                              EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is entered into as of April 12, 1999, by and between Numex Corporation, a Delaware corporation (the "Company"), and Jack Salzberg, an individual ("Employee"), with reference to the following:

     A.   Employee is currently the President of the Company.

     B. The Company desires to employ Employee as Chairman of the Board on the terms and conditions set forth in this Agreement.

     C.   Employee desires to be so employed.

     NOW, THEREFORE, based on the foregoing premises and in consideration of the covenants set forth in this Agreement, the parties hereto hereby agree as follows:

     1. TERM OF EMPLOYMENT. The Company hereby employs Employee and Employee accepts such employment commencing on the date hereof and terminating on that date which is one (1) year hereafter, unless sooner terminated in accordance with the terms of this Agreement.

     2. SERVICES TO BE RENDERED. Employee shall serve as the Chairman of the Board and shall have the responsibilities, duties and powers customarily associated with such position. Employee shall report directly to the Board of Directors (the "Board") of the Company, and shall perform his duties pertaining to the business of the Company (the "Company Business") subject to the direction of the Board and to such limits upon Employee's authority as the Board may from time to time impose. Employee's principal place of work hereunder shall be located in Los Angeles, California. Employee shall be subject to the policies and procedures generally applicable to senior executive employees of the Company to the extent the same are not inconsistent with any term of this Agreement. During the period that Employee is Chairman of the Board, Employee shall have access to the Company's Chief Financial Officer who shall be instructed to cooperate with Employee's reasonable requests.

     3. COMPENSATION AND BENEFITS. The Company shall pay the following compensation and benefits to Employee during the term hereof, and Employee shall accept the same as payment in full for all services rendered by Employee to or for the benefit of the Company:

          3.1 SALARY. A salary ("Salary") of $150,000 per annum. The Salary shall accrue in equal monthly installments in arrears and shall be payable in accordance with the payroll practices of the Company in effect from time to time, but not less frequently than monthly.

          3.2 CAR ALLOWANCE. The Company shall pay to Employee a car allowance of $800 per month, which shall accrue in monthly installments in arrears and be payable in accordance with the practices of the Company generally in effect from time to time, but not less frequently than monthly.

          3.3 FRINGE BENEFITS. The Company shall pay to Employee a medical insurance allowance of $1,000 per month, which shall accrue in monthly installments in arrears and be payable in accordance with the practices of the Company generally in effect from time to time, but not less frequently than monthly. Employee shall be entitled to participate in benefits under the Company's benefit plans and arrangements, including, without limitation, any employee benefit plan or arrangement made available in the future by the Company to its senior executive employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Company shall have the right to amend or delete any such benefit plan or arrangement made generally available by the Company to its senior executive employees and not otherwise specifically provided for herein. Notwithstanding anything to the contrary set forth above in this Section 3.3, Employee shall not be entitled to participate in any bonus, profit participation, option, stock or similar plan or arrangement, whether or not such is generally made available by the Company to its senior executive employees or other employees, unless otherwise determined by the Board in its sole and absolute discretion.

          3.4 EXPENSES. The Company shall reimburse Employee for reasonable out-of-pocket expenses incurred in connection with the Company Business and the performance of his duties hereunder, subject to (i) such policies as the Company may from time to time establish, (ii) Employee furnishing the Company with evidence in the form of receipts in accordance with Company policy, and (iii) Employee receiving advance approval from the Company in case of expenses (or a series of related expenses) in excess of $3,500.

          3.5 VACATION. Employee shall be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for the Company's senior executive employees generally. Employee shall also be entitled to all paid holidays given to the Company's senior executive employees generally.

          3.6 WITHHOLDING AND OTHER DEDUCTIONS. All compensation payable to Employee hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

     4. REPRESENTATIONS AND WARRANTIES OF EMPLOYEE. Employee represents and warrants to the Company that (a) Employee is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of the Company hereunder and (b) Employee is under no physical or mental disability that would hinder the performance of his duties under this Agreement.

     5.   CERTAIN COVENANTS.

          5.1 TRADE SECRETS. Employee acknowledges that the nature of Employee's engagement by the Company is such that Employee will have access to

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Confidential Information (as hereinafter defined) which has great value to the
Company and that except for Employee's engagement by the Company, Employee would not otherwise have access to the Confidential Information. During the term of this Agreement and at all times thereafter, Employee shall keep all of the Confidential Information in confidence and shall not disclose any of the same to any other person, except the Company's personnel entitled thereto and other persons designated in writing by the Company. Employee shall not cause, suffer or permit the Confidential Information to be used for the gain or benefit of any party outside of the Company or for Employee's personal gain or benefit.

          5.2  SOLICITATION OF EMPLOYEES. Employee shall not for a period of one
(1) year commencing on the effective date of termination by the Company for good cause pursuant to Section 8.2 hereof, directly or indirectly, hire, solicit or encourage to leave the employment of the Company or any of its affiliates, any employee of the Company or any of its affiliates or hire any such employee who has left the employment of the Company or any of its affiliates within one (1) year of the termination of such employee's employment with the Company or any of its affiliates.

          5.3 RIGHTS AND REMEDIES UPON BREACH. If Employee breaches or threatens to commit a breach of any of the provisions of this Section 5 (the "Restrictive Covenants"), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

               (i) SPECIFIC PERFORMANCE. The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide adequate remedy to the Company; and

               (ii) ACCOUNTING AND INDEMNIFICATION. The right and remedy to require Employee (i) to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Employee or any associated party deriving such benefits as a result of any such breach of the Restrictive Covenants; and (ii) to indemnify the Company against any other losses, damages (including special and consequential damages), costs and expenses, including actual attorneys' fees and court costs, which may be incurred by them and which result from or arise out of any such breach or threatened breach of the Restrictive Covenants.

          5.4 SEVERABILITY OF COVENANTS/BLUE PENCILLING. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. Employee hereby waives any and all right to attack the validity of the Restrictive Covenants on the grounds of the breadth of their geographic scope or the length of their term.

          5.5 ENFORCEABILITY IN JURISDICTIONS. The Company and Employee intend to and do hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one (1) or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and Employee that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

          5.6  DEFINITIONS.

               (i) In Sections 5.1 - 5.6, all references to the Company mean not only the Company, but also any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with the Company.

               (ii) The term "Confidential Information", as used in this Agreement, means all information or material not generally known by non-Company personnel which (i) gives the Company some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company; (ii) which is owned by the Company or in which the Company has an interest and (iii) which is either (A) marked "Confidential Information," "Proprietary Information" or other similar marking,
(B) known by Employee to be considered confidential and proprietary by the Company or (C) from all the relevant circumstances should reasonably be assumed by Employee to be confidential and proprietary to the Company. Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing): trade secrets, inventions, drawings, file data, documentation, diagrams, specifications, know how, processes, formulas, models, flow charts, software in various stages of development, source codes, object codes, categories of information unique to the business, research and development procedures, research or development and test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to customers and/or suppliers' identities, characteristics and agreements, financial information and projections, and employee files. Confidential Information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as Confidential Information, whether or not owned or developed by the Company. NOTWITHSTANDING THE ABOVE, HOWEVER, NO INFORMATION CONSTITUTES CONFIDENTIAL INFORMATION IF IT IS GENERIC INFORMATION OR GENERAL KNOWLEDGE WHICH COVENANTOR WOULD HAVE LEARNED IN THE COURSE OF SIMILAR EMPLOYMENT

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

ELSEWHERE IN THE TRADE OR IF IT IS OTHERWISE PUBLICLY KNOWN AND IN THE PUBLIC DOMAIN.

     6.   PROPRIETARY RIGHTS.

          6.1 DISCLOSURE OF EMPLOYEE'S KNOWLEDGE. Employee shall make available to the Company at no cost to the Company all knowledge possessed by him relating to any methods, developments, inventions and/or improvements, whether patented, patentable or unpatentable, which concern in any way the Company Business, now possessed or hereafter acquired by Employee during the term of employment, provided that nothing herein shall be construed as requiring any disclosure where any such method, development, invention and/or improvement is lawfully protected from disclosure as a trade secret of any third party or by any other lawful bar to such disclosure. For purposes of this Section 6 and Section 9.4 hereof, the term Company Business shall include not only the Company Business (as such term is defined in Section 2 hereof), but also the business of the Company (as such term is defined in Section 5.6(i) hereof).

          6.2 OWNERSHIP OF PATENT RIGHTS, COPYRIGHTS, AND TRADE SECRETS. To the fullest extent permitted by California law, Employee shall assign, and does hereby assign, to the Company all of Employee's right, title and interest in and to all inventions, improvements, developments, trade secrets, discoveries, computer software, tradenames and trademarks conceived, improved, developed, discovered or written by Employee, alone or in collaboration with others, during the term of this Agreement which relate in any manner to the Company Business, whether or not the same shall be conceived, improved, developed, discovered or written during customary working hours on the Company's premises. During the term of this Agreement Employee shall promptly and fully disclose to the Company all matters within the scope of this Section 6.2, and shall, upon request of the Company, execute, acknowledge, deliver and file any and all documents necessary or useful to vest in the Company all of Employee's right, title and interest in and to all such matters. All expenses incurred in connection with the execution, acknowledgment, delivery and filing of any papers or documents within the scope of this Section 6.2 shall be borne by the Company. All matters within the scope of this Section 6.2 shall constitute trade secrets of the Company subject to the provisions of Section 5.1 hereof, until such matters cease to be trade secrets by operation of law.

     7. INSURANCE. The Company shall have the right to take out life, health, accident, "key-man" or other insurance covering Employee, in the name of the Company and at the Company's expense in any amount deemed appropriate by the Company. Employee shall assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies.

     8.   RESIGNATION.

          8.1 RESIGNATION AS CHAIRMAN OF THE BOARD. Employee shall have the right, at his option, to resign as Chairman of the Board during the term hereof upon written notice to the Company, at which time Employee shall no longer have an

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

obligation to perform his employment hereunder and shall be required to provide consulting services to the Company as the Company may reasonably request from time for the remainder of the term hereof; provided that in no event shall Employee be required to provide in excess of twenty (20) hours of services to the Company per week.

          8.2 ACCELERATION OF COMPENSATION AND BENEFITS. Upon the resignation of Employee pursuant to Section 8.1 hereof, Employee shall be entitled to receive, in a single lump sum payment within three (3) days of the effective date of his resignation, the remuneration payable to Employee hereunder as may heretofore accrued but be unpaid on the effective date of his resignation and the balance of the Salary, the car allowance pursuant to Section 3.2 hereof and the medical insurance allowance pursuant to Section 3.3 hereof for the remainder of the term hereof.

     9.   TERMINATION.

          9.1 DEATH OR TOTAL DISABILITY OF EMPLOYEE. If Employee dies or becomes totally disabled during the term of this Agreement, Employee's employment hereunder shall automatically terminate. For these purposes Employee shall be deemed totally disabled if Employee shall become physically or mentally incapacitated or disabled or otherwise bona fide unable fully to discharge Employee's duties hereunder in all material respects for a period of ninety (90) consecutive calendar days or for one hundred twenty (120) calendar days in any 12-month period.

          9.2 TERMINATION FOR GOOD CAUSE. Employee's employment hereunder may be terminated by the Company for "good cause" by giving written notice thereof to Employee. For the purposes of this Agreement, "good cause" shall only mean Employee's (i) commission of a crime directly related to his employment hereunder, (ii) conviction of a felony involving moral turpitude, or (iii) repeated failure to perform Employee's duties as may reasonably be directed by the Board and as may be reasonably consistent with Employee's office, or (iv) material breach of this Agreement which is not curable, or, if curable, is not cured by Employee within thirty (30) days following notice of breach by the Company.

          9.3 SEVERANCE COMPENSATION. Upon the occurrence of any of the events referred to in Sections 8.1 and 8.2 hereof, Employee (or Employee's heirs or representatives) shall be entitled to receive only such portion (if any) of the remuneration payable to Employee hereunder as may theretofore have accrued but be unpaid on the date on which the termination shall take effect.

          9.4 RETURN OF THE COMPANY'S PROPERTY. If this Agreement is terminated pursuant to Sections 8.1 or 8.2 hereof, the Company shall have the right, at its option, to require Employee to vacate his offices prior to the effective date of termination and to cease all activities on the Company's behalf. Upon the termination of his employment in any manner, Employee shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company Business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company.

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

     10. ARBITRATION. Any claim or controversy arising out of or relating to this Agreement shall be settled by arbitration in Los Angeles, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. There shall be three (3) arbitrators, one (1) to be chosen directly by each party (in the case of the Company, such designation shall be made by not less than a majority of the members of the Board other than Employee and any designee of Employee) at will, and the third arbitrator to be selected by the two (2) arbitrators so chosen. Each party shall pay the fees of the arbitrator it selects and of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, the fee of the third arbitrator, and all other fees and costs, shall be borne equally by the parties.

     11. GENERAL RELATIONSHIP. Employee shall be considered an employee of the Company within the meaning of all federal, state and local laws and regulations including, but not limited to, laws and regulations governing unemployment insurance, workers' compensation, industrial accident, labor and taxes.

     12.  MISCELLANEOUS.

          12.1 MODIFICATION; PRIOR CLAIMS. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, written or oral, between them concerning such subject matter. This Agreement may be modified only by a written instrument duly executed by each party. Employee hereby waives any claims that may exist on the date hereof arising from his prior employment with the Company or any members of the JSA Group.

          12.2 ASSIGNMENT. The rights of the Company under this Agreement may, without the consent of Employee, be assigned by the Company, in its sole and absolute discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company or an affiliate of the Company. The rights and obligations of Employee under this Agreement shall not be assignable or transferable by Employee except to the extent specifically provided for in the first sentence of Section 12.11 hereof.

          12.3 SURVIVAL. The covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive Employee's termination of employment.

          12.4 THIRD-PARTY BENEFICIARIES. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

          12.5 WAIVER. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect

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such party's rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

          12.6 HIRING AT WILL. Any continuance of Employee's employment by the Company after the term hereof shall be deemed a hiring at will (unless such continuance is the subject of a new written agreement) and shall be subject to termination with or without cause by either party upon delivery of notice thereof.

          12.7 SECTION HEADINGS. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

          12.8 NOTICES. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by telex or telecopy or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to:

          Company:
                            Numex Corporation
                            433 N. Camden Drive, 4th Floor, #216
                            Beverly Hills, California 90210
                            Attention:  President

          Employee:
                            Jack Salzberg
                            120 S. Palm Drive, #402
                            Beverly Hills, CA  90212

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three (3) business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

          12.9 SEVERABILITY. All Sections, clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, this Agreement shall be interpreted as if such invalid Sections, clauses or covenants were not contained herein.

          12.10 GOVERNING LAW AND VENUE. This Agreement is to be governed by and construed in accordance with the laws of California applicable to contracts made and

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

to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.

          12.11 NON-TRANSFERABILITY OF INTEREST. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Employee. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Employee to receive any form of compensation to be made by the Company pursuant to this Agreement or any of the other rights or the obligations of Employee hereunder shall be void.

          12.12 ATTORNEYS' FEES. Subject to the provisions of Section 11 hereof with respect to arbitration, if any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs it incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

          12.13 GENDER. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word "person" shall include any corporation, firm, partnership or other form of association.

          12.14 COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

          12.15 CONSTRUCTION. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.



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

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date hereinabove set forth.


                             THE COMPANY

                             Numex Corporation



                             By:/s/ Issaac Salzberg
                                -------------------------------------------
                                  Name: Isaac Salzberg
                                       ------------------------------------
                                  Title: Secretary/Executive VP
                                        -----------------------------------



                             EMPLOYEE


                             /s/ Jack Salzberg
                             ----------------------------------------------
                             Jack Salzberg
































                             [EMPLOYMENT AGREEMENT]